Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
FIRST FOUNDATION INC.

First Foundation Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: Pursuant to Section 242 of the DGCL, this Certificate of Amendment to Certificate of Incorporation (the “Amendment”) amends certain provisions of the Certificate of Incorporation of the Corporation, as currently in effect (the “Certificate”).

SECOND: This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL, and the provisions of the Certificate.

THIRD: Article IV of the Certificate shall be amended and restated in its entirety to read as follows:

“The total number of shares of stock that the Corporation shall have authority to issue is 205,000,000, consisting of the following:

A.                200,000,000 shares of Common Stock, par value $0.001 per share.

B.                 5,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), with the authority to do so being hereby expressly vested in the Board of Directors. The Board of Directors is further authorized, subject to any limitations prescribed by law, but to the fullest extent permitted by law, to fix by resolution or resolutions the designations, powers, preferences and rights of, and the qualifications, limitations or restrictions on, any wholly unissued series of Preferred Stock including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend preferences, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and relative, participating, optional or other rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized, subsequent to the issuance of shares of any series of Preferred Stock then outstanding, to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of such series, the number of which was fixed by it, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.                 Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section B of this ARTICLE IV) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

D.                Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

E.                 Upon the dissolution, liquidation or winding up of the corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.”

FOURTH:   The Amendment shall be effective as of the date it is filed.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 30th day of September, 2024.

FIRST FOUNDATION INC.

By:	/s/ Scott F. Kavanaugh
Scott F. Kavanaugh
Chief Executive Officer